As filed with the Securities and Exchange Commission on March 21, 2013
Registration No. 333-

    UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OXYGEN BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation or organization)

26-2593535
 (I.R.S. Employer Identification No.)

One Copley Parkway, Suite 490
Morrisville, NC 27560
(919) 855-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Jebsen
President, Interim Chief Executive Officer and Chief Financial Officer
Oxygen Biotherapeutics, Inc.
One Copley Parkway, Suite 490
Morrisville, NC 27560
 (919) 855-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Margaret Rosenfeld
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capital Center, Suite 2300
150 Fayetteville Street
Raleigh, NC 27602
(919) 821-1220

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	14,600,000	0.26055	$3,804,030	$518.87

(1)	Represents 2,000,000 shares of common stock which are issuable upon conversion of the Registrant’s Series B-2 convertible preferred stock and 12,600,000 shares of common stock which are issuable upon conversion of certain warrants. In addition to the shares of the Registrant’s common stock set forth in the table above, pursuant to Rule 416 under the Securities Act of 1933, as amended, the Registrant is registering an indeterminate number of shares of the Registrant’s common stock issuable upon conversion of the Registrant’s Series B-2 convertible preferred stock and exercise of the warrants in connection with stock splits, stock dividends, recapitalizations or similar events. No additional registration fee has been paid for such shares of our common stock.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock on March 20, 2013, as reported by the Nasdaq Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 21, 2013

PROSPECTUS

14,600,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 14,600,000 shares of our common stock, par value $0.0001 per share, by the selling stockholders identified in this prospectus under “Selling Stockholders.” We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

The selling stockholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “OXBT”. The last reported sale price of our common stock on The NASDAQ Capital Market on March 20, 2013 was $0.25 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March [—], 2013

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT	1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

SUMMARY	1

RISK FACTORS	6

USE OF PROCEEDS	6

SELLING STOCKHOLDERS	7

PLAN OF DISTRIBUTION	7

WHERE YOU CAN FIND MORE INFORMATION	8

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	9

LEGAL MATTERS	9

EXPERTS	9

ABOUT THIS PROSPECTUS

In this prospectus, the “Company,” “we,” “us,” and “our” and similar terms refer to Oxygen Biotherapeutics, Inc. References to our “common stock” refer to the common stock, par value $.0001 per share, of Oxygen Biotherapeutics, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information it incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements.  These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements.  Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” on page 7 of this prospectus, in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, as well as any subsequent filings with the SEC.  Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements.  Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.  You should read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect.  We hereby qualify all of our forward-looking statements by these cautionary statements.  Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus, before making an investment decision. See the Risk Factors section of this prospectus on page 7 for a discussion of the risks involved in investing in our securities.

Oxygen Biotherapeutics, Inc.

Company Overview

We are engaged in the business of developing biotechnology products with a focus on oxygen delivery to specific target tissues. We are currently developing Oxycyte®, a systemic perfluorocarbon, or PFC, product we believe is a safe and effective oxygen carrier for use in situations of acute ischemia.  In addition, we have developed a family of perfluorocarbon-based oxygen carriers for use in personal care, topical wound healing, and other topical indications. While Oxycyte has been successful in two clinical trials and is currently being evaluated in a Phase II-b clinical trial for the treatment of traumatic brain injury, or TBI, we also plan to focus on developing our most advanced topical products: Dermacyte® and Wundecyte™, as we believe these products have a significant opportunity for near-term commercialization.

Oxycyte

Our Oxycyte oxygen carrier product is a PFC-based oil in water emulsion, which is provided to the patient intravenously. The physical-chemical properties of PFCs enable our product to concentrate oxygen from the lungs and transport it through the body releasing it along the way.  Over a period of days Oxycyte is gradually exhaled through the lungs during the normal process of respiration. Oxycyte requires no cross matching, so it is immediately available and compatible with all patients’ blood types. Oxycyte has an extended shelf life compared to blood and is provided as a sterile emulsion ready for intravenous administration.  Because it contains no biological components, there is reduced risk of transmission of blood-borne viruses from human blood products.  Further, since Oxycyte is based on readily available inert compounds, we believe it can be manufactured on a cost-effective basis in amounts sufficient to meet demand.

We received approval of our Investigational New Drug application, or IND, for severe TBI filed with the U.S. Food and Drug Administration, or FDA, and began Phase I clinical studies in October 2003, which were completed in December 2003. We submitted a report on the results to the FDA along with a Phase II protocol in 2004. Phase II-A clinical studies began in the fourth quarter 2004, and were completed in 2006. A further Phase II study protocol was filed with the FDA in the spring of 2008, but remained on clinical hold by the FDA due to safety concerns raised by the regulatory agency. In March 2011, we received confirmation of a $2.07 million, two-year cost reimbursement award from the U.S. Army to conduct safety related studies for Oxycyte.  PFC emulsions, as a therapeutic class, are known to interact with the reticuloendothelial system as part of the clearance mechanism, as well as affect the number of circulating platelets. The studies supported by this grant will examine the effects of Oxycyte on the immune system, platelet function and distribution, as well as the safety and efficacy of platelet transfusion, which can be necessary for patients with TBI and related polytrauma. Additional studies under this grant will be conducted to evaluate the pharmacokinetics of PFCs in relevant species. We believe the results of these studies will support the safety profile of Oxycyte PFC emulsion and adequately address the FDA’s safety concerns. The aforementioned comprehensive preclinical program is under way, and we have sought FDA input and guidance with the aim of ensuring that the data collected will answer the questions regulators raise. We expect to commit a substantial portion of our financial and business resources over the next three years to testing Oxycyte and advancing this product to regulatory approval for use in one or more medical applications.

Despite the FDA’s postponement of Oxycyte trials in the United States, we are authorized to continue our TBI clinical studies abroad. After receiving the FDA clinical hold, we filed a revised protocol as a dose-escalation study with the regulatory authorities in Switzerland and Israel. The relevant Swiss regulatory body approved the protocol in August 2009, and the Israel Ministry of Health approved the protocol in September 2009. The new study began in October 2009. In March 2010, we determined that it is feasible to simplify the trial design and also reduce the number of patients to be enrolled. In May 2010, we entered into a relationship with a contract research organization, or CRO, to assist us with plans to expand our study, possibly into India, and to initiate five to 10 new sites for our Phase IIb clinical trial. At that time, we believed study objectives as well as safety and efficacy endpoints would remain unchanged, and we believed the study could be concluded faster and more economically with these optimizations. The first of three cohorts has been completed and we were authorized by the Swiss and Israeli regulatory authorities to initiate the second cohort.  Despite their authorization, we stopped enrollment in order to reevaluate the protocol’s patient enrollment parameters, secure our cGMP supply of Oxycyte, review our contractor and clinical sites, and examine the possibility of opening clinical sites in other countries. At this time, we have secured our cGMP supply of Oxycyte.  We are in the process of reviewing our CRO agreement and existing clinical sites.  Our objective is to resume enrollment in the second cohort during the third quarter of fiscal year 2013.  Upon completion of the Phase II trials, a Phase III trial will need to be implemented.  In that instance, we would seek a partner to either conduct the Phase III trials, or collaborate with us to conduct the trials.

Should Oxycyte successfully progress in clinical testing and if it appears regulatory approval for one or more medical uses is likely, either in the United States or in another country, we intend to evaluate our options for commercializing the product. These options include licensing Oxycyte to a third party for manufacture and distribution, manufacturing Oxycyte ourselves for distribution through third party distributors, manufacturing and selling the product ourselves, or establishing some other form of strategic relationship for making and distributing Oxycyte with a participant in the pharmaceutical industry. We are currently investigating and evaluating all options.

Dermacyte

The Dermacyte line of topical cosmetic products contains our patented PFC technology and other known cosmetic ingredients to promote the appearance of skin health and other desirable cosmetic benefits. Dermacyte is designed to provide a moist and oxygen-rich environment for the skin when it is applied topically, even in small amounts. Dermacyte Concentrate has been formulated as a cosmetic in our lab and Dermacyte Eye Complex was created by a contract formulator, with the patent held by Oxygen Biotherapeutics. Both formulas have passed required safety and toxicity tests in the United States, and we have filed a Cosmetic Product Ingredient Statement, or CPIS with the FDA. The market for oxygen-carrying cosmetics includes anti-aging, anti-wrinkle, skin abrasions and minor skin defects.

In September 2009, we started production of our first commercial product under our topical cosmetic line, Dermacyte Concentrate.  We produced and sold a limited pre-production batch in November 2009 as a market acceptance test. The product was sold in packs of 8 doses of 0.4ml. Based on the test market results we identified specific market opportunities for this product and reformulated Dermacyte Concentrate for better product stability. Marketing and shipments of the new Dermacyte Concentrate formulation began in April 2010. We worked with a contract formulator in California to develop the Dermacyte Eye Complex which contains PFC technology as well as other ingredients beneficial to the healthy appearance of the skin around the eyes.

Since June 2010 we have marketed and sold these products through www.DermacyteUS.com (previously www.buydermacyte.com) and to dermatologists, plastic surgeons and medical spas with a combination of in-house sales, independent sales agents and exclusive distributors. We had hired a sales director based in North Carolina, and had added sales people in South Florida and California.  From October 2011 through February 2012, we evaluated that sales strategy.  The outcome was that we adjusted our growth strategy to focus exclusively on the North Carolina and South Florida markets while we focused on developing new, improved packaging for the existing commercial products, as well as reformulating the products, and expanding the line to include more skin care products.

On February 5, 2013, we entered into a License and Supply Agreement, or Dermacyte Agreement, with the Cosmetics Division of Valor SA, or Valor, with respect to Dermacyte.  The Dermacyte Agreement grants Valor the exclusive right to sell, import, export, distribute, package, label and otherwise commercialize Dermacyte worldwide for a five year term.  Valor is also authorized to sublicense the license granted under the Dermacyte Agreement provided that such sublicenses are consistent with the terms of the Dermacyte Agreement.  The Dermacyte Agreement will become effective upon our receipt from Valor of 75% of the estimated costs to complete certain product formulation and safety studies requested by Valor.

Under the Dermacyte Agreement, Valor will purchase bulk Dermacyte from us for 125% of our actual manufacturing cost, and must pay us an annual, non-refundable license fee of $140,000, payable on a quarterly basis, with the first year’s payment creditable against Dermacyte purchased by Valor in the first 12 months following the effective date of the Dermacyte Agreement.  Valor must also pay us royalties of 5% of net sales of Dermacyte once Valor’s aggregate net sales of Dermacyte equals or exceeds $10,000,000.

Dermatology

We intend to develop additional clinical research protocols and conduct proof-of-concept studies for topical indications, such as the treatment of acne, rosacea, pruritis, psoriasis, and dermatitis. In January 2012 we initiated our first proof-of-concept study in India to assess the potential of our topical gel to reduce the itch (pruritis) associated with histamine-mediated allergic skin reactions.  In May 2012, we revealed results of this study which showed that our topical gel elicited a larger reduction in Visual Analogue Scale scores following a standard histamine skin prick compared to placebo.  The sample size of this study prevented a demonstration of statistical significance so further research is necessary to evaluate its effectiveness. We believe that we will need the support of partners in this sector to commercialize these dermatologic product candidates. We can provide no assurance that the topical indications we have under development will prove their claims and be successful commercial products.

Wundecyte

Wundecyte is a novel gel developed under a contract agreement with a lab in Virginia that is designed to be used as a wound-healing gel. In July 2009, we filed a 510K medical device application for Wundecyte with the FDA. Several oxygen-producing and oxygen-carrying devices were cited as predicate devices. The FDA response was that the application likely would be classified as a combination device. The drug component of the combination device will require extensive preclinical and clinical studies to be conducted prior to potential commercialization of the product.

We have also developed a prototype for an oxygen-generating bandage that can be combined with Wundecyte gel. Wundecyte gel and the oxygen-generating bandage both entered preclinical testing in our first quarter of fiscal 2011. The studies were designed to measure factors such as time to wound closure and reduction in scar tissue formation as compared to a control group. Results showed an apparent increase in epithelial thickness versus the control. The treatment did not cause adverse effects and the models tolerated the treatment well. Our current product development plan is for Wundecyte to emerge into more complex wound-healing indications, also in combination with oxygen-producing technologies based on hydrogen peroxide. In December 2010 we signed a binding letter of intent with Sarasota Medical Products, Inc., or SMP, of Sarasota, Florida to determine the feasibility of pursuing a joint research and development venture for treating chronic ischemic wounds. The venture was to be based on combining Wundecyte with SMP’s topical medical devices.  No significant development activities have resulted from this agreement as of January 31, 2013.

Recent Developments

On February 22, 2013, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) providing for the issuance and sale by the Company (the “Offering”) of $1.6 million of shares of the Company’s Series B-1 convertible preferred stock (the “Series B-1 Preferred Stock”) and $0.5 million of shares of the Company's Series B-2 convertible preferred stock (the “Series B-2 Preferred Stock” and, together with the Series B-1 Stock, the “Preferred Stock”) which are convertible into a combined total of 8,400,000 shares of common stock (the “Conversion Shares”).  In connection with the purchase of shares of Preferred Stock in the Offering, the Investor received warrants to purchase a number of shares of common stock equal to 150% of the number of Conversion Shares at an exercise price equal to $0.50 (the “Warrants”).  Each Warrant is immediately exercisable upon issuance, with one-half exercisable for six years and the other half exercisable for two years.

Shares of Preferred Stock have a liquidation preference equal to $1,000 per share and, subject to certain ownership limitations, are convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price of $0.25 per share.  The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.  In addition, 10 trading days after the earlier of (a) the first reverse stock split of the Company’s common stock (which the Company has agreed to seek approval of from its shareholders) that is effected by the Company while the Preferred Stock is outstanding or (b) 75 days after the closing (the "Trigger Date"), the conversion price shall be reduced to 80% of the average volume weighted average price (the “VWAP”) of the Company’s common stock for those 10 trading days.  In addition, the Preferred Stock will be subject to anti-dilution provisions until such time that during any 20 consecutive trading days, the VWAP of the Company’s common stock exceeds $1.00 and the daily dollar trading volume exceeds $100,000 per trading day. In addition, if after stockholder approval has been obtained and after the earlier of the reverse split or the Trigger Date, the VWAP of our common stock exceeds $1.00 (as adjusted) for at least 20 consecutive trading days and the daily dollar trading volume during such period exceeds $100,000 per trading day, we have the right to require conversion of any or all of the outstanding shares of Preferred Stock into common stock at the then-current conversion price.

As of March 13, 2013, we have cash and cash equivalents of $1.7 million.  We believe that our existing cash and cash equivalents will be sufficient to fund our projected operating requirements through July 31, 2013. We will need substantial additional capital in the future in order to complete the development and commercialization of Oxycyte and to fund the development and commercialization of our future product candidates. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding, if needed, may not be available on favorable terms, if at all. In the event we are unable to obtain additional capital, we may delay or reduce the scope of our current research and development programs and other expenses.

While our common stock is currently listed on the NASDAQ Capital Market, or NASDAQ, we are not currently in compliance with NASDAQ’s continued listing standards, and NASDAQ notified us by letter dated March 20, 2013 of the Staff’s decision to delist our securities from NASDAQ.  The letter provides that, unless we request an appeal of this determination, trading of our common stock will be suspended at the opening of business on April 1, 2013, and a Form 25-NSE will be filed with the Securities and Exchange Commission to remove our securities from listing and registration on NASDAQ. We intend to appeal NASDAQ’s determination by requesting a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) to seek continued listing pending our return to compliance. While the appeal is pending, our securities will not be delisted and the Form 25-NSE will not be filed.  However, there can be no assurance that the Panel will grant the Company’s request for continued listing or that we will be able to regain compliance with NASDAQ listing standards within the time periods established by NASDAQ, or at all.  See “Risk Factors” beginning on page 7 for additional information.

Corporate Information

Our principal executive offices are located at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560, and our telephone number is (919) 855-2100.  Our Internet address is http://www.oxybiomed.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Oxygen Biotherapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc.  Effective June 30, 2008, we changed the domiciliary state of the corporation to Delaware and changed the company name to Oxygen Biotherapeutics, Inc.

The Offering

Issuer	Oxygen Biotherapeutics, Inc.

Shares of common stock offered by us	None

Shares of common stock offered by the selling stockholders	14,600,000 shares

Shares of common stock outstanding before this offering	38,305,765 shares

Shares of common stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	52,905,765 shares

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Risk Factors
Investing in our securities involves a high degree of risk.  See the “Risk Factors” section of this prospectus on page 7 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

The number of shares of common stock outstanding before and after the offering is based on 38,305,765 shares outstanding as of March 20, 2013 and excludes:

●	15,188,200 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.76 per share;

●	2,160,000 shares of common stock issuable upon the conversion of outstanding Series B-1 Convertible Preferred Stock with a weighted average conversion price of $0.25;

●
225,713 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $2.87 per share and 39,353 shares of common stock issuable upon the vesting of outstanding restricted stock grants;

●	5,564,822 shares of common stock reserved for future grants and awards under our equity incentive plans; and

●	2,172,950 shares of common stock issuable upon the conversion of outstanding convertible notes with a weighted average conversion price of $2.255.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks under the heading “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the SEC on July 25, 2012, and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2013, filed with the SEC on March 18, 2013, which information is incorporated by reference in this prospectus, the additional risks described below and other information in this prospectus and the documents incorporated by reference before deciding to invest in our securities. If any of the risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations.  In any case, the value of our securities could decline, and you could lose all or part of your investment.  You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus.  For more information, see “Where You Can Find More Information.”

If we cannot meet the NASDAQ Capital Market continued listing requirements, our common stock may be delisted which could have an adverse impact on the liquidity and market price of our common stock.

Our common stock is currently listed on NASDAQ. Continued listing of a security on NASDAQ is conditioned upon compliance with various continued listing standards, which require, among other things, that for 30 consecutive trading days (i) the closing minimum bid price for our listed securities not be lower than $1.00 per share and (ii) our market capitalization not be lower than $35 million. The closing bid price for our shares has been less than $1.00 per share since August 21, 2012 and our market capitalization has been less than $35 million since August 8, 2012.

On September 20, 2012 we received a deficiency notice from NASDAQ due to our market capitalization falling below $35 million for 30 consecutive days. We were required to regain compliance with continued listing standards before March 19, 2013. On October 3, 2012 we received a deficiency notice from NASDAQ due to the closing bid price for our shares falling below $1.00 per share for 30 consecutive days. We are required to regain compliance with continued listing standards before April 1, 2013.

However, we were not able to regain compliance with the market capitalization requirement by March 19, 2013.  As a result NASDAQ notified us by letter dated March 20, 2013 of the Staff’s decision to delist our securities from NASDAQ.  The letter provides that, unless we request an appeal of this determination, trading of our common stock will be suspended at the opening of business on April 1, 2013, and a Form 25-NSE will be filed with the Securities and Exchange Commission to remove our securities from listing and registration on NASDAQ.  We intend to appeal the Staff’s determination by requesting a hearing before a NASDAQ Listing Qualifications Panel to seek continued listing pending our return to compliance.  While the appeal is pending, our securities will not be delisted and the Form 25-NSE will not be filed.  However, there can be no assurance that the Panel will grant our request for continued listing or that we will be able to regain compliance with NASDAQ listing standards within the time periods established by NASDAQ, or at all.  Delisting from NASDAQ would negatively impact us and our stockholders by, among other things, reducing the liquidity and market price of our common stock and adversely affecting our ability to raise additional capital.

USE OF PROCEEDS

All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.” We will not receive any proceeds from the resale of the shares of our common stock by the selling stockholders.

We will receive proceeds from any cash exercise of the Warrants. We intend to use any proceeds from any such exercise to further our clinical trials and efforts to obtain regulatory approval of Oxycyte, develop our product candidates, including dermatologic indications using our topical gel, support manufacturing of Oxycyte, for research and development and for general corporate purposes, including working capital and potential acquisitions.  We currently do not have any arrangements or agreements for any acquisitions.  We cannot precisely estimate the allocation of the net proceeds from any exercise of the Warrants for cash.  Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. Pending the use of net proceeds, we intend to invest the net proceeds of any Warrant for cash exercise in certificates of deposit or direct or guaranteed obligations of the U.S. government.  There is no assurance that the Warrants will ever be exercised for cash.

SELLING STOCKHOLDERS

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering(3)
Selling Stockholder	Number of Shares Owned (2)	Shares Offered Hereby	Number of Shares Owned	Percent
Sabby Healthcare Volatility Master Fund, Ltd. (1)	1,909,062	11,600,000	1,522,068	2.80%

Sabby Volatility Warrant Master Fund, Ltd. (1)	1,909,062	3,000,000	843,075	1.57%

(1) As of March 20, 2013, Sabby Healthcare Volatility Master Fund, Ltd. beneficially owns (i) 162,068 shares of our common stock, (ii) 340 shares of Series B-1 Preferred Stock that are convertible into an aggregate of 1,360,000 shares of common stock, (iii) 500 shares of Series B-2 Preferred Stock that are convertible into 2,000,000 shares of common stock, and (iv) Warrants to purchase an aggregate of 9,600,000 shares of common stock. As of March 20, 2013, Sabby Volatility Warrant Master Fund, Ltd. beneficially owns (i) 43,075 shares of our common stock, (ii) 200 shares of Series B-1 Preferred Stock that are currently convertible into an aggregate of 800,000 shares of common stock, and (iii) Warrants to purchase an aggregate of 3,000,000 shares of common stock. In each case, the terms of the Series B-1 Preferred Stock Series B-2 Preferred Stock and Warrants include a blocker provision that does not permit conversion or exercise to the extent it would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. Each of Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, the “Sabby Funds”) has indicated to us that Hal Mintz has voting and investment power over the shares held by it. Each of the Sabby Funds has also indicated to us that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC,  and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.
(2) Represents shares of common stock directly beneficially owned as of March 20, 2013, as well as shares of common stock issuable upon conversion of shares of Series B-1 Preferred Stock  and Series B-2 Preferred Stock and upon exercise of Warrants held by the Investor. The terms of each of these securities include a blocker provision that does not permit conversion or exercise to the extent it would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. Accordingly, the number of shares owned excludes shares of common stock that exceed this ownership limitation.
(3) Represents shares of common stock directly beneficially owned as of March 20, 2013, as well as shares of common stock issuable upon conversion of shares of Series B-1 Preferred Stock (none which are being offered hereby). Percentages are calculated based on an aggregate of 52,905,765 shares of common stock outstanding after the offering plus any shares of common stock issuable upon conversion of shares of Series B-1 Preferred Stock held by the applicable stockholder.
PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) solely with respect to shares of Common Stock issuable upon conversion of the Series B-2 Preferred Stock (and not with respect to shares of Common Stock underlying the Warrants), the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC.  You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov.  Such filings are also available at our website at http://www.oxybiomed.com.  Website materials are not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

(a) Our Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the SEC on July 25, 2012;

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2012, filed with the SEC on September 19, 2012, our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2012, filed with the SEC on December 14, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2013, filed with the SEC on March 18, 2013;

(c) Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on June 15, 2012, August 28, 2012, September 7, 2012, September 21, 2012, October 5, 2012, February 11, 2013, February 25, 2013, February 27, 2013, and March 21, 2013; and

(d) The description of our Common Stock contained in our Registration Statement on Form 8-A filed on January 11, 2010, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Oxygen Biotherapeutics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.   However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein.  All requests should be sent to the attention of Nancy Hecox, Vice President of Legal Affairs and General Counsel, Oxygen Biotherapeutics, Inc., ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560 or made via telephone at (919) 855-2100.

LEGAL MATTERS

The validity of our securities issuable hereunder has been passed upon for Oxygen Biotherapeutics by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.

EXPERTS

Cherry Bekaert LLP (formerly “Cherry, Bekaert & Holland, L.L.P.”), our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended April 30, 2012, filed on July 25, 2012, which is incorporated by reference in this prospectus.  Our consolidated financial statements are incorporated by reference in reliance on their report given upon their authority as experts in accounting and auditing.

Common Stock

________________________________

PROSPECTUS
________________________________

March [—], 2013

Part II Information Not Required in the Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The fees and expenses to be paid in connection with the distribution of the securities being registered hereby are estimated as follows:

SEC registration fee	$519
Accounting fees and expenses	8,500
Legal fees and expenses	10,000
Printing expenses	2,500
Miscellaneous	$1,500
Total	$23,019

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

Exhibit No.	Description

4.1	Specimen Stock Certificate (1)

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.*

23.1	Consent of Independent Registered Accounting Firm*

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.(2)

24.1	Power of Attorney (3)

(1)	This document was filed as Exhibit 4.1 to the annual report on Form 10-K filed by Oxygen Biotherapeutics with the SEC on July 23, 2010, and is incorporated herein by this reference.
(2)	Contained in Exhibit 5.1.
(3)	Contained on signature page.
*	Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of North Carolina, on March 21, 2013.

OXYGEN BIOTHERAPEUTICS, INC.

By:	/s/ Michael B. Jebsen
Michael B. Jebsen
President, Interim Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael B. Jebsen, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael B. Jebsen	President, Interim Chief Executive Officer and Chief Financial Officer	March 21, 2013
Michael B. Jebsen	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald Blanck, D.O.	Chairman and Director	March 21, 2013
Ronald Blanck, D.O.

/s/ Gregory Pepin	Director	March 21, 2013
Gregory Pepin

/s/ William Chatfield	Director	March 21, 2013
William Chatfield

/s/ Anthony DiTonno	Director	March 21, 2013
Anthony DiTonno

/s/ Chris Rallis	Director	March 21, 2013
Chris Rallis

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Stock Certificate (1)

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.*

23.1	Consent of Independent Registered Accounting Firm*

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.(2)

24.1	Power of Attorney (3)

(1)	This document was filed as Exhibit 4.1 to the annual report on Form 10-K filed by Oxygen Biotherapeutics with the SEC on July 23, 2010, and is incorporated herein by this reference.
(2)	Contained in Exhibit 5.1.
(3)	Contained on signature page.
*	Filed herewith.